Exhibit(d)(ii)


                        INVESTMENT SUB-ADVISORY AGREEMENT
                        ---------------------------------
         THIS AGREEMENT is made as of the day of , 2002 by and between INTERNATIONAL EQUITY PORTFOLIO, a New York trust (the `Trust' or `Portfolio'), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the `Advisor') and Deutsche Asset Management Investment Services Limited, a United Kingdom corporation (the `Sub-Advisor').

         WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the `1940 Act')

         WHEREAS, the Advisor and the Sub-Advisor are each registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

         WHEREAS, the Advisor desires to retain the Sub-Advisor to perform certain of the Advisor's duties under this Agreement, and the Sub-Advisor is willing to so render such services on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of Investment Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as the investment sub-advisor of the Portfolio. The Sub-Advisor, subject to the supervision of the Advisor, shall manage the Portfolio's affairs and shall supervise all aspects of a the Portfolio's operations (except as otherwise set forth herein), including the investment and reinvestment of the cash, securities or other properties comprising the Portfolio's assets, subject at all times to the policies and control of the Board of Trustees. The Sub-Advisor shall give the Portfolio the benefit of its best judgment, efforts and facilities in rendering its services as Sub-Advisor.

         2. Delivery of Documents. The Advisor has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:

                  (a) The Trust's Declaration of Trust, filed with the State of New York on December 11, 1991 and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the `Declaration of Trust');


                  (b) Resolutions of the Portfolio's Board of Trustees and shareholders authorizing the appointment of the Sub-Advisor and approving this Agreement;

                  (c) The Portfolio's Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (the `1940 Act') (File No. 811-6702) offering shares of the Portfolio, and all amendments thereto.

         The Advisor will furnish the Sub-Advisor from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

         The Sub-Advisor will provide the Portfolio with copies of its Form ADV, including all amendments thereto, as filed with the SEC.

         3. Duties of Investment Sub-Advisor. In carrying out its obligations under Section 1 hereof, the Sub-Advisor, subject to the supervision of the Advisor, shall:
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                  (a)  supervise  and  manage  all  aspects  of the  Portfolio's operations, except for distribution services;

                  (b) formulate and implement continuing programs for the purchases and sales of securities, consistent with the investment objective and policies of the Portfolio;

                  (c) provide the Portfolio with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, utilities, stationery, supplies and similar items for the Portfolio's principal office;

                  (d) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolio, and whether concerning the individual issuers whose securities are included in a portfolio or the activities in which they engage, or with respect to securities which the Sub-Advisor considers desirable for inclusion in a portfolio;

                  (e)   determine   which  issuers  and   securities   shall  be
         represented in the portfolio and regularly report thereon to the Portfolio's Board of Trustees; and

                  (f) take all actions necessary to carry into effect the Portfolio's purchase and sale programs.

         4. Portfolio Transactions. The Sub-Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its reasonable best efforts to obtain the best net results as described from time to time in the Portfolio's prospectus and statement of additional information. The Sub-Advisor will promptly communicate to the Administrator and to the officers and the Trustees of the Portfolio such information relating to portfolio transactions as they may reasonably request.

         It is understood that the Sub-Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Portfolio or be in breach of any obligation owing to the Portfolio under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Portfolio to a broker-dealer in compliance with the provisions of
Section 28(e) of the Securities Exchange Act of 1934 or as otherwise permitted from time to time by the Portfolio's prospectus and statement of additional information.

         Subject to the policies established by the Board in compliance with applicable law, the Sub-Advisor may direct DB Securities, Inc. (`DB Securities') or any of its affiliates to execute portfolio transactions for the Portfolio on an agency basis. The commissions paid to DB Securities or any of its affiliates must be, as required by Rule 17e-1 under the 1940 Act, `reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities . . . during a comparable period of time.' If the purchase or sale of securities consistent with the investment policies of the Portfolio or one or more other accounts of the Sub-Advisor is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Advisor. DB Securities or any of its affiliates and the Sub-Advisor may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

         The Portfolio will not deal with the Sub-Advisor or DB Securities or any of its affiliates in any transaction in which the Sub-Advisor or DB Securities or any of its affiliates acts as a principal with respect to any part of the Portfolio's order, except in compliance with rules of the SEC. If DB Securities or any of its affiliates is participating in an underwriting or selling group, the Portfolio may not buy portfolio securities from the group except in accordance with policies established by the Board in compliance with rules of the SEC.

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         5. Control by Board of Trustees. Any management or supervisory activities undertaken by the Sub-Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of the Portfolio pursuant thereto, shall at all times be subject to any applicable directives of the Board.

         6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Advisor shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

                  (b) the provisions of the Registration Statement of the Trust the 1940 Act;

                  (c) the provisions of the Declaration of Trust; and

                  (d) any other applicable provisions of state and federal law.

         7. Expenses. The expenses connected with the Portfolio shall be allocable between the Portfolio and the Sub-Advisor as follows:

                  (a) The Sub-Advisor shall furnish, at its expense and without cost to the Portfolio, the services of one or more officers of the Sub-Advisor, to the extent that such officers may be required by the Portfolio for the proper conduct of its affairs.

                  (b) The Portfolio assumes and shall pay or cause to be paid all other expenses of the Portfolio, including, without limitation: payments to the Portfolio's distributor under the Portfolio's plan of distribution; the charges and expenses of any registrar, any custodian or depository appointed by the Portfolio for the safekeeping of the Portfolio's cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Portfolio; brokers' commissions chargeable to the Portfolio in connection with portfolio securities transactions to which the Portfolio is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Portfolio to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Portfolio; all costs and expenses in connection with the registration and maintenance of registration of the Portfolio and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Portfolio and supplements thereto to the Portfolio's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Trustees or Trustee members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Portfolio's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Portfolio who are not interested persons (as defined in the 1940 Act) of the Portfolio and of independent certified public accountants, in connection with any matter relating to the Portfolio; membership dues of industry associations; interest payable on Portfolio borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Portfolio which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related

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         thereto);  and all other charges and costs of the Portfolio's operation unless otherwise explicitly provided herein.

         8. Delegation of Sub-Advisory Services. Subject to the provisions of this Agreement, the duties of the Sub-Advisor, the portion of portfolio assets of the Portfolio that the Sub-Advisor shall manage and the fees to be paid to the Sub-Advisor by the Advisor under and pursuant to the Sub-Advisory Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Advisor, subject to the prior approval of the members of the Portfolio's Board of Trustees who are not `interested persons,' as defined in the 1940 Act.

         9. Compensation. For the services to be rendered and the expenses assumed by the Sub-Advisor, the Advisor shall pay the Sub-Advisor monthly compensation in accordance with Schedule A.

         Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

         In the event of termination of this Agreement, the sub-advisory fee shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

         In addition to the foregoing, the Sub-Advisor may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Advisor for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Sub-Advisor. Any such fee reduction or undertaking may be discontinued or modified by the Advisor at any time.

         All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         10. Non-Exclusivity. The services of the Sub-Advisor to the Portfolio are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of the Sub-Advisor may serve as officers or Trustees of the Portfolio, and that officers or Trustees of the Portfolio may serve as officers or directors of the Sub-Advisor to the extent permitted by law; and that the officers and directors of the Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

         12. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect with respect to the Portfolio until two years from the date first set forth above, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of a Portfolio, subject to the right of the Portfolio and the Sub-Advisor to terminate this contract as provided in this
Section 12; provided, however, that if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Sub-Advisor may continue to serve

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hereunder in the manner and to the extent permitted by the 1940 Act as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder. The foregoing requirement that continuance of this Agreement be `specifically approved at least annually' shall be construed in a manner consistent with the 1940 Act as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder.

         This Agreement may be terminated as to the Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 60 days' written notice to the Sub-Advisor, or by the Sub-Advisor at any time without the payment of any penalty, on 90 days written notice to the Advisor. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 12, the term `assignment' shall have the meaning as set forth in the 1940 Act as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC.

         13.      Limitation of Liability of the Sub-Advisor; Indemnification.

                  The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Currently such addresses are as follows: if to the Portfolio, One South Street, Baltimore, Maryland 21202; if to the Sub-Advisor, One Appold St., London EC2A 2UU, England.

         15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         16. Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC, when applicable.

         17. Reports. The Advisor and the Sub-Advisor agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         18. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Advisor on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio on request.

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         19. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

         20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

[SEAL]                                    INTERNATIONAL EQUITY PORTFOLIO
Attest:   /s/ Bruce A. Rosenblum          By:    /s/ Daniel O. Hirsch
          ----------------------                 -------------------------------
Name:     Bruce A. Rosenblum              Name:  Daniel O. Hirsch
                                          Title: Secretary
[SEAL]                                    DEUTSCHE ASSET MANAGEMENT, INC.
Attest:   /s/ Bruce A. Rosenblum          By:    /s/ Richard T. Hale
                                                 -------------------------------
Name:     Bruce A. Rosenblum              Name:  Richard T. Hale
                                          Title: Vice President
[SEAL]                                    DEUTSCHE ASSET MANAGEMENT INVESTMENT
                                          SERVICES LIMITED
Attest:                                   By:
          --------------------------               -----------------------------
Name:                                     Name:
                                          Title:


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

                                   SCHEDULE A

                      TO INVESTMENT SUB-ADVISORY AGREEMENT
                                   MADE AS OF
                                      AMONG
       INTERNATIONAL EQUITY PORTFOLIO, DEUTSCHE ASSET MANAGEMENT, INC. and
             DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

   Trust                                            Fee
   -----                                            ---
   International Equity Portfolio                  0.56% on first $250 million
                                                   0.55% on next $250 million
                                                   0.53% on next $500 million
                                                   0.49% on over $1 billion





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